VSE Reports Third Quarter 2003 Results

                  Company Earns $0.24 Per Share in Quarter;
                         CEO Reports Favorable Trends

         Alexandria, Virginia, October 28, 2003 - VSE Corporation (Nasdaq: VSEC) reported consolidated financial results for the three- and nine-month periods ended September 30, 2003 and 2002, as follows:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(dollars in thousands, except share data)
________________________________________________________________________________________
                                                   Three Months           Nine Months
                                                 2003       2002        2003       2002
                                                 ----       ----        ----       ----
Revenues, principally from contracts         $  36,391  $  37,836   $  92,221  $ 103,269
Costs and expenses of contracts                 35,482     37,352      89,855    102,003
                                             ---------  ---------   ---------  ---------
Gross profit                                       909        484       2,366      1,266
Selling, general and administrative expenses        68         59         158        122
Interest expense (income)                          (18)        (3)        (49)        43
                                             ---------  ---------   ---------  ---------
Income before income taxes                         859        428       2,257      1,101
Provision for income taxes                         336        171         866        451
                                             ---------  ---------   ---------  ---------
Net income                                   $     523  $     257   $   1,391  $     650
                                             =========  =========   =========  =========

Basic average shares outstanding             2,188,635  2,181,540   2,188,108  2,169,140
Diluted average shares outstanding           2,235,779  2,204,803   2,227,026  2,192,599

Basic earnings per share                     $     .24  $     .12   $     .64  $     .30
Diluted earnings per share                   $     .23  $     .12   $     .62  $     .30
________________________________________________________________________________________

Financial Results

         Net income increased $266 thousand (103%) and $741 thousand (114%) for the three- and nine-month periods ended September 30, 2003, compared to the same periods of 2002, while revenues decreased by $1.4 million (4%) and $11.0 million (11%) for the comparative periods.

         The increases in consolidated net income are primarily due to improved profitability in VSE's contract work and to a reduction in the losses associated with TTD work. VSE expects to complete all residual TTD work in early 2004. The decreases in period to period consolidated revenues are primarily due to a decline in BAV subcontract efforts and to the decrease in TTD revenues.

CEO Comments

         VSE Chairman, President and CEO Don Ervine said, "The positive results reported today are in line with recent VSE news releases. As announced, we expect an increase in BAV revenues based on our effort supporting the reactivation and transfer of four Kidd-class destroyers. We are also seeing an increase in work orders issued under the U.S. Army Rapid Response support contract awarded to VSE earlier this year. Based on these increases, we anticipate continued strength in consolidated revenues and profitability during the remainder of 2003, and early indications are that revenues and profits in 2004 will continue the favorable trends we are reporting."

         VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 15 locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at
(703)317-5202.

         VSE shares are traded on Nasdaq under the symbol "VSEC." Further information about VSE is available at www.vsecorp.com.


News Contact:  C. S. Weber, CAO, (703) 329-4770


This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

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